Exhibit 99.1

Media Contact:	Investor Contact:
Barbara Henderson	Frank Lamberti
SVP, Worldwide Corp. Comm.	Vice President Investor Relations
(310) 410-9600 ext. 32736	(310) 410-9600 ext. 32280

HERBALIFE LTD. ANNOUNCES RECORD SECOND-QUARTER NET SALES OF
$384.7 MILLION

Company Raises Full-Year Diluted Earnings Per Share Guidance

LOS ANGELES, August 1, 2005 — Herbalife Ltd. (NYSE:  HLF) today reported record second-quarter net sales of $384.7 million, an increase of 18.7 percent compared to the same period of 2004.  Additionally, the number of new Distributor Supervisors increased 13.9 percent versus the second quarter of 2004.  The company’s high-level Presidents Team expanded to 797 members during the second quarter of 2005, up 9.6 percent from the second quarter of 2004.  The company’s regions, the Americas, Asia Pacific, and Europe, achieved net sales growth of 43.7 percent, 13.6 percent, and 3.3 percent, respectively, while Japan’s net sales declined 6.3 percent compared to the second quarter of 2004.  Michael O. Johnson, the company’s chief executive officer said, “We believe the second-quarter results reflect the positive impact from the implementation of our strategic initiatives, and we are encouraged by the outlook in our core markets.”

Financial Performance

For the quarter ended June 30, 2005, the company reported net income of $22.8 million, or $0.32 per diluted share compared to net income of $12.1 million, or $0.22 per diluted share in 2004.  Excluding the effect of a non-cash tax charge of $5.5 million associated with moving the company’s China subsidiary within the global structure during the second quarter of 2005, the company’s net income rose 133.9 percent to $28.3 million compared to $12.1 million in the second quarter of 2004.

For the six months ended June 30, 2005, the company reported net income of $36.1 million, or $0.50 per diluted share, up 210.7 percent compared to net income of $11.6 million, or $0.21 per diluted share reported for the same period in 2004.  Excluding the effect of recapitalization transaction expenses of $14.2 million and $15.4 million in the first quarters of 2005 and 2004 respectively, and the $5.5 million non-cash tax charge associated with moving its China subsidiary within the global corporate structure in the second quarter of 2005, the company’s net income rose 106.7 percent to $55.8 million for the six month period.

Second-Quarter 2005 Highlights

Herbalife kicked off the second quarter by hosting its 25th Anniversary Extravaganza in Atlanta, Georgia, which attracted record attendance of more than 35,000 independent distributors from all over the world.  The company launched two new products at the event, LiftoffTM and NouriFusionTM.  Greg Probert, the company’s president and chief operating officer said, “LiftoffTM represents our entry into the high-growth energy drink category, which provides our distributors with a product designed to attract new distributors from a younger demographic segment, a fundamental component of our Distributor Strategy.”

With a simultaneous roll-out in 23 of Herbalife’s 60 markets, the NouriFusionTM personal care line became the company’s largest product launch in its history.  This new skin-care product line contains levels of Vitamins A, C and E that are shown to have positive effects on the skin as antioxidants and as moisture protectors.  Individual products within the line contain varying levels of botanicals for additional therapeutic benefits.  In the second quarter, the company continued the roll-out of its ShapeWorksTM weight-management program as well as its nitric oxide-based NiteworksTM product in key markets.

In May, Herbalife expanded its operations into its 60th geographic market, Hungary, as part of its strategy to penetrate new markets.  “We will continue to evaluate new territories in which to expand our presence, entering new markets strategically while maintaining our focus on more deeply penetrating existing markets, globalizing best practices, and empowering our regional management to develop products that meet local market needs,” Probert said.

The company expanded its branding initiatives during the quarter.  In May, Herbalife was named the official nutrition sponsor of the Nautica Malibu Triathlon as well as the London Triathlon.  In June, the company entered into a multi-year agreement with the AVP Pro Beach Volleyball Tour, which named the company’s new Liftoff™ product as the official energy drink of the tour through 2007.  “These grass roots initiatives enhance the health appeal of the Liftoff™ and Herbalife brands, raise consumer awareness, and provide our distributors with a venue to recruit new distributors and retail our products,” Johnson said.  To further support its global branding initiatives, the company launched its Team Herbalife clothing line, which consists of branded active wear items for distributors and employees to wear as they participate in health, fitness, and community service activities throughout the world.

During the second quarter, the company invested $8.4 million in capital expenditures, primarily related to the ongoing roll-out of Oracle, the development of Internet applications, the relocation of its offices in Tokyo, and the expansion of its Shanghai office.  In addition, the company prepaid $35 million of its $200 million bank term loan during the quarter.

Regional Performance

The Americas reported net sales of $166.8 million in the second quarter, up 43.7 percent versus the same period of 2004.    Excluding currency fluctuations, net sales increased 37.7 percent.  The performance was driven by continued strong sales growth in Mexico, up 127.0 percent, Brazil, up 72.0 percent, and the U.S., up 12.8 percent versus the second quarter of 2004.  Total supervisors for the second quarter increased 23.4 percent versus the same period of 2004. On a year-to-date basis, the Americas reported net sales of $307.4 million, up 35.2 percent versus the first six months of 2004.  Excluding currency fluctuations, net sales increased 31.6 percent.

Europe reported net sales of $141.8 million in the second quarter, up 3.3 percent versus the same period of 2004.  Excluding currency fluctuations, net sales decreased 3.0 percent.  These results were expected due to the difficult comparatives associated with the Billion Dollar Challenge, a promotion that concluded during the second quarter of 2004.  Net sales in two of the region’s key markets, Germany and the Netherlands, which were down 22.6 percent and 11.7 percent, respectively, partially offset growth in other markets such as Spain, up 38.1 percent and France, up 53.7 percent compared to the same period of 2004.    Total supervisors in the region decreased 6.3 percent versus the second quarter of 2004.  On a year-to-date basis, the region reported net sales of $286.4 million, up 4.5 percent versus the first six months of 2004.  Excluding currency fluctuations, net sales decreased 3.9 percent.

Asia Pacific reported net sales of $55.8 million in the second quarter, up 13.6 percent versus the same period of 2004 due to strong sales in Korea, up 33.6 percent and Taiwan, up 11.7 percent.  Excluding currency fluctuations, net sales increased 6.9 percent.  Total supervisors for the second quarter increased 16.9 percent versus the same period of 2004.  On a year-to-date basis, the Asia Pacific region reported net sales of $115.8 million, up 21.5 percent versus the first six months of 2004.  Excluding currency fluctuations, net sales in the region increased 15.1 percent.

Japan reported net sales of $20.2 million in the second quarter, down 6.3 percent versus the same period of 2004.  On a year-over-year basis, this quarter represents the region’s third consecutive quarter of decelerating net sales declines.  Excluding currency fluctuations, net sales decreased 8.1 percent.  Total supervisors declined 26.7 percent versus the second quarter of 2004.  On a year-to-date basis, Japan reported net sales of $47.1 million, down 8.5 percent versus the first six months of 2004.  Excluding currency fluctuations, net sales decreased 10.6 percent.

2005 Key Initiatives

Herbalife continues to execute and invest in its five key strategies in the areas of distributors, consumers, products, China expansion, and infrastructure.  The plans for investment in these key areas are progressing according to management’s expectations.  In early August, the company expects to launch its BizWorks online business tools, which will help its distributors by providing an online communications platform to support their businesses.  The company also expects to test its direct-to-consumer platform during the fourth quarter, with a roll-out in the United States expected in the first half of 2006.  This platform will give consumers easy access to purchase products directly from the company while preserving the existing relationship between distributors and their customers, as well as allowing distributors to leverage the company’s infrastructure.  In addition, the platform will enable distributors to focus more on recruiting and retailing opportunities.  Herbalife continues to strengthen its position in China by investing in facilities and infrastructure, hiring key management, and licensing new products to support expansion in this promising market.

Earnings Per Share Guidance

Third-quarter 2005 earnings per diluted share are expected to be in the range of $0.31 - $0.33, reflecting continued strong sales growth in Herbalife’s key geographic markets.  The company is raising its full-year diluted earnings per share guidance to a range of $1.45 - $1.50, excluding $14.2 million of pre-tax expenses associated with the claw-back of its 9½ percent Notes during the first quarter of 2005 and the $5.5 million non-cash tax charge associated with its China subsidiary during the second quarter of 2005.

Additional Announcements

At the company’s regularly scheduled board of directors meeting that took place on Thursday, July 28, 2005, the board approved the promotion of Greg Probert, chief operating officer to president and chief operating officer.  In addition, the board of directors accepted the resignation of Chairman’s Club member, Markus Lehmann, from the board, and has elected to the board, Chairman’s Club member, Leon Waisbein, to fulfill Lehmann’s term, which runs through the annual meeting in 2006.

In addition, the company announced that its Board of Directors has scheduled the Annual Meeting of Stockholders on Wednesday, November 2, 2005.  The Board has established Friday, September 16, 2005 as the date of record.

Second Quarter Earnings Call

Herbalife’s second quarter 2005 earnings conference call will be conducted on August 2, 2005 at 9 a.m. P.T. (noon E.T.)  The conference call numbers are (866) 291-4322 for domestic calls and (703) 639-1279 for calls made from outside the United States.  Additionally, the conference call will be webcast.  The link to the webcast can be obtained on the Investor Relations section of the company’s Web site at www.Herbalife.com.  An audio replay will be available following the completion of the conference call by dialing (866) 219-1444 (domestic callers) and (703) 925-2474 (international callers) and entering reservation code 731397.  The webcast of the teleconference will be archived and available on Herbalife’s Web site.

About Herbalife Ltd.

Herbalife is a global network marketing company offering a range of science-based weight management products, nutritional supplements and personal care products intended to support weight management and a healthy lifestyle.  (HLFE)

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance;

any statements of belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.

 Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this press release.  Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

•                  our relationships with, and our ability to influence the actions of, our distributors;

•                  adverse publicity associated with our products or network marketing organization;

•                  changing consumer preferences and demands;

•                  the competitive nature of our business;

•                  regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program;

•                  risks associated with operating internationally, including foreign exchange risks;

•                  our dependence on increased penetration of existing markets;

•                  contractual limitations on our ability to expand our business;

•                  our reliance on our information technology infrastructure and outside manufacturers;

•                  the sufficiency of trademarks and other intellectual property rights;

•                  product concentration;

•                  our reliance on our management team;

•                  product liability claims;

•                  uncertainties relating to the application of transfer pricing and similar tax regulations; and

•                  taxation relating to our distributors.

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Herbalife Ltd.

Consolidated Statements of Income

(In thousands, except per share data)

	Quarter Ended		Six Months Ended
	6/30/2004	6/30/2005	6/30/2004	6/30/2005

Europe	$137,357	$141,823	$274,086	$286,422
The Americas	116,131	166,835	227,359	307,400
Asia/Pacific Rim	49,104	55,789	95,255	115,773
Japan	21,568	20,220	51,512	47,132
Worldwide net sales	324,160	384,667	648,212	756,727
Cost of Sales	66,245	77,373	129,863	153,110
Gross Profit	257,915	307,294	518,349	603,617
Royalty Overrides	114,532	137,089	230,388	272,257
SGA	105,199	117,817	213,039	227,846
Operating Income	38,184	52,388	74,922	103,514
Interest Expense - net	14,256	7,446	41,629	29,648
Income before income taxes	23,928	44,942	33,293	73,866
Income Taxes	11,840	22,168	21,689	37,815
Net Income	12,088	22,774	11,604	36,051

Basic Shares	52,063	68,678	52,049	68,661
Diluted Shares	55,066	71,860	55,010	71,833

Basic EPS	$0.23	$0.33	$0.22	$0.53
Diluted EPS	$0.22	$0.32	$0.21	$0.50

Herbalife Ltd.

Consolidated Balance Sheets

(In thousands)

	December 31, 2004	June 30, 2005
ASSETS
Current Assets:
Cash & cash equivalents	$201,577	$100,728
Inventory, net	71,092	77,639
Other current assets	97,244	95,856
Total Current Assets	369,913	274,223

Property and equipment, net	55,390	58,122
Other Assets	26,869	26,033
Intangible assets, net	329,012	318,096
Goodwill	167,517	160,550

Total Assets	$948,701	$837,024

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	24,457	33,980
Royalty Overrides	85,304	75,822
Accrued expenses	114,243	107,487
Current portion of long term debt	120,291	9,127
Other current liabilities	27,174	38,768
Total Current Liabilities	371,469	265,184

Long-term debt, net of current portion	365,926	327,163
Other long-term liabilities	146,964	142,985
Total Liabilities	884,359	735,332

Shareholders’ equity:
Common shares	137	137
Preferred shares	—	—
Additional paid in capital	74,593	76,611
Accumulated other comprehensive income	3,923	3,205
Retained earnings (Accumulated deficit)	(14,311)	21,739
Total Shareholders’ Equity	64,342	101,692

Total liabilities and shareholders’ equity	$948,701	$837,024

Herbalife Ltd.

Supervisors  by Market

Region	June 30, 2004	June 30, 2005	% Chg

The Americas	93,492	115,323	23%
Europe	84,876	79,521	-6%
Asia/Pacific Rim	40,258	47,043	17%
Japan	15,202	11,139	-27%
Worldwide	233,828	253,026	8%

Herbalife Ltd.

Volume Points by Market

(In millions)

	Quarter Ended			Six Months Ended
Region	06/30/04	06/30/05	% Chg	06/30/04	06/30/05	% Chg

The Americas	181.1	265.5	47%	363.7	490.1	35%
Europe	150.7	147.0	-2%	303.8	291.9	-4%
Asia/Pacific Rim	64.8	69.5	7%	122.9	141.9	15%
Japan	16.1	15.4	-4%	38.5	34.2	-11%
Worldwide	412.7	497.4	21%	828.9	958.1	16%

Herbalife Ltd.

2005 Guidance

For Quarter Ending September 30, 2005

	Low	High
Net Sales Growth Rate vs. 2004	14.0%	16.0%
Gross Profit % Net Sales	79.5%	79.7%
Royalty Overrides % Net Sales	35.6%	35.8%
SGA % Net Sales	31.4%	32.8%
Operating Income % Net Sales	10.9%	12.7%
Interest Income/(Expense) ($ mm’s)	$(6.7)	$(7.0)
Effective Tax Rate (1)	36.0%	37.0%
EPS (1)	$0.31	$0.33
Capex ($ mm’s)	$15.0	$20.0

(1)         Excludes approximately $5.5 million unfavorable tax impact of restructuring the ownership of the company’s China subsidiary within the global organization.

Herbalife Ltd.

2005 Guidance

For Year Ending December 31, 2005

	Low	High

Net Sales Growth Rate vs. 2004	14.0%	16.0%
Gross Profit % Net Sales	79.5%	80.0%
Royalty Overrides % Net Sales	35.6%	35.9%
SGA % Net Sales	30.4%	31.2%
Operating Income % Net Sales	12.4%	14.0%
Interest Income/(Expense) ($ mm’s) (1)	$(28.0)	$(29.0)
Effective Tax Rate (1) (2)	36.0%	37.0%
EPS (1) (2)	$1.45	$1.50
Capex ($ mm’s)	$35.0	$40.0

(1)         Excludes $14.2mm of costs associated with the 40% claw-back of the 9 1/2% Notes in the first quarter.

(2)         Excludes approximately $5.5 million unfavorable tax impact of restructuring the ownership of the company’s China subsidiary within the global organization.